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                                                                  Exhibit  8.1


             [Letterhead of GnazzoThill, A Professional Corporation]





                                                                   March 2, 2001


Redwood Trust, Inc.
591 Redwood Highway
Suite 3100
Mill Valley, CA 94941


      Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-3; Registration Statement No. 333-25643


Dear Ladies and Gentlemen:

         You have requested our opinion in connection with the Post-Effective Amendment No. 1 to the Form S-3 Registration Statement No. 333-25643, dated March 2, 2001 (the "Amendment") being filed by Redwood Trust, Inc. (the "Company") with respect to an aggregate $384,075,000.00 worth of the following securities which the Company may issue and sell from time to time: (i) shares of its common stock, par value of $0.01 per share (the "Common Stock"); (ii) shares of its preferred stock, in one or more classes or series (the "Preferred Stock"); (iii) warrants to purchase shares of Common Stock or Preferred Stock;
(iv) rights to purchase shares of Common Stock or Preferred Stock issued to shareholders; and (v) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing (collectively, the "Securities").

         In connection with the Amendment, we have acted as your special tax counsel and have assisted in the preparation of the tax summary for such Amendment. In formulating our opinions, we have reviewed (i) the Registration Statement on Form S-3, related to the Securities, filed with the Securities and Exchange Commission on July 7, 1997 (together with the Amendment, the "Registration Statement"), (ii) the Articles of Incorporation of the Company and its wholly owned subsidiary, Sequoia Mortgage Funding Corporation ("Sequoia"), as amended and supplemented to date, (iii) the Bylaws, as amended, of each of the Company and Sequoia, and (iv) such resolutions, certificates, records, and other documents provided by the Company and Sequoia as we have deemed necessary or appropriate as a basis for the opinions set forth below. In addition, the Company has provided us with a certificate (the "Officer's Certificate"), executed by a duly appointed and knowledgeable officer of the Company, attached hereto and upon which we have relied, setting forth certain representations relating to various factual matters including the prior, current and future methods of operation of the Company and Sequoia. We have also reviewed the legal opinions of Piper & Marbury L.L.P, with respect to certain matters of Maryland law, and of Tobin & Tobin, a professional corporation, regarding the issuance of the Securities.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original


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Redwood Trust, Inc.
March 2, 2001
Page 2


documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

         In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, our opinions are based on the correctness of the following specific assumptions: (i) each of the Company and Sequoia have been and will continue to be organized and operated in the manner described in the Officer's Certificate, the Registration Statement, and the other relevant documents referred to above; and (ii) there have been no changes in the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the Treasury Department (the "Treasury Regulations"), and the interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, all as they exist on the date of this letter. With respect to these assumptions, it should be noted that (x) in the case of the former assumption, the representations set forth in the Officer's Certificate are highly factual in nature and reflect an intention with respect to the future conduct of the business of the Company and Sequoia which may not be achievable if there are future changes in the circumstances of either and (y) in the case of the latter assumption, statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

         Based on the foregoing, we are of the opinion that the Company has been organized and operated in conformity with the requirements for qualification as a "real estate investment trust" under the Code since the commencement of its operations on August 19, 1994 through September 30, 2000, the date of the most recent unaudited financial statements of the Company reviewed by us, and the Company's current and contemplated methods of operation, as described in the Registration Statement and as represented by the Company, will enable it to continue to so qualify.

         Other than as expressly stated above, we express no opinion on any issue relating to the Company, to Sequoia or to any investment therein or under any law other than the Federal income tax laws.

         We are furnishing this opinion to you solely in connection with the filing of the Amendment and it is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

         We consent to the filing of this opinion as an Exhibit to the Amendment and to the reference to GnazzoThill, A Professional Corporation under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus included in the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                 Very truly yours,

                                 /s/ GNAZZOTHILL, A PROFESSIONAL CORPORATION
                                 -------------------------------------------
                                 GnazzoThill, A Professional Corporation